UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A

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Mastercard Incorporated
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On June 2, 2026, Mastercard Incorporated filed a Current Report on Form 8-K under Item 5.02, which included the following disclosure:
On June 2, 2026, Mastercard Incorporated (“Mastercard” or the “Company”) announced the following leadership changes, each effective as of August 3, 2026 (the "Effective Date"):
Chief Business Officer
Sachin Mehra, age 55, the Company’s Chief Financial Officer, will assume the role of Chief Business Officer. In his new role, Mr. Mehra will be responsible for country operations across the globe and for bringing Mastercard’s regions together under a single global go-to-market leadership structure.
Chief Financial Officer
Ling Hai, age 56, the Company’s current President, Asia Pacific, Europe, Middle East and Africa, will be appointed to succeed Mr. Mehra as Chief Financial Officer of the Company.
Mr. Ling joined Mastercard in 2010. He has served in his current role since January 2024, and previously served as Co-President of International Markets, Co-President of Asia Pacific, President of Enterprise Development and President, Greater China. Prior to joining the Company, Mr. Ling held roles of increasing responsibility at Bank of America and Booz Allen Hamilton.
In connection with his appointment, starting on the Effective Date, Mr. Ling will receive a base salary of $850,000, and will continue to be eligible to participate in the Company’s employee compensation and benefit plans and programs as may be generally made available to other Company employees at his level (including the Amended and Restated Mastercard International Incorporated Executive Severance Plan and the Amended and Restated Mastercard International Incorporated Change-in-Control Severance Plan). Mr. Ling will continue to be eligible to earn a cash incentive award under the Company’s Senior Executive Annual Incentive Compensation Plan (SEAICP), with a performance target of 150% of his base salary. Mr. Ling will also receive a Long-Term Incentive Award under the Company’s 2006 Long Term Incentive Plan, as amended and restated, in the amount of $1,500,000 (awarded as restricted stock units).
As disclosed in the Company’s most recent proxy statement, Mr. Ling’s daughter, Anna Ling, is employed as a Specialist, Product Management for Mastercard and in 2025, earned $127,262 in base salary and cash bonus.
Vice Chair and Chief Services Officer
Craig Vosburg, age 59, the Company’s Chief Services Officer, will transition from his current role to the role of Vice Chair. Linda Kirkpatrick, age 49, the Company’s President, Americas, will succeed Mr. Vosburg as Chief Services Officer.
In addition, Timothy Murphy, age 59, Vice Chair, will retire from Mastercard in October 2026.
There is no arrangement or understanding between any of the above executives and any other person pursuant to which such executive was appointed. There are no family relationships, as defined in Item 401 of Regulation S-K, between any of the above executives and any of the Company’s executive officers or directors or persons nominated or chosen to become a director or executive officer.
A copy of the Company’s press release regarding the leadership changes detailed in this report, as well as additional leadership changes, is attached as Exhibit 99.1 and incorporated herein by reference.

On June 2, 2026, Mastercard Incorporated issued the following press release (which was also included as Exhibit 99.1 to the Current Report on Form 8-K filed on June 2, 2026):

Mastercard announces leadership updates to advance strategy and support continued growth
Changes align leadership to customer needs, strengthen execution and deepen enterprise leadership experience

PURCHASE, N.Y., June 2, 2026 — Mastercard today announced a series of leadership updates that build on the company’s strategy and momentum by sharpening execution and deepening its customer focus in support of its continued growth.
These moves reinforce the depth of Mastercard’s executive bench and the real value the company brings to its customers and partners. As part of these updates and continuous evolution, Mastercard is unifying its customer focus under one team to underscore its consistent support, coordination and accountability across all markets. The changes further reinforce how the company integrates the customer perspective into the development of its products and services.

Leadership updates effective August 3, 2026:
•Ling Hai, President of Asia Pacific, Europe, Middle East and Africa, will become Chief Financial Officer, succeeding Sachin Mehra. He brings broad operating experience across international markets, deep knowledge of our customers and products, and a strong commercial perspective to the role.
•Sachin Mehra, Chief Financial Officer, will move into a newly created role as Chief Business Officer, responsible for country operations across the globe. He will also be responsible for Sales Enablement, Global Partnerships, and Digital Commercialization under a single global go-to-market leadership structure. Sachin brings strong operational discipline, financial rigor, and commercial acumen to this role.
•Linda Kirkpatrick, President of the Americas, will become Chief Services Officer, succeeding Craig Vosburg. She brings broad experience, having expanded the company’s engagements beyond payments, deepened partnerships and expanded services offerings for financial institutions, merchants, fintechs and digital partners.
•Dimi Dosis, President of Eastern Europe, Middle East and Africa, will become Chief Commercial Payments Officer, leading Commercial & New Payment Flows, succeeding Raj Seshadri. With deep regional and enterprise leadership experience, Dimi brings a strong track record of driving growth and translating global strategy into local execution.
•Jorn Lambert, Chief Product Officer, will continue to lead Consumer Payments, bringing together the company’s stablecoin, agentic and core payments.
•Craig Vosburg, Chief Services Officer, will transition to Vice Chair and serve as a global ambassador for the company, while also partnering with the regional leadership teams to build critical senior stakeholder relationships.
•Raj Seshadri, President, Commercial & New Payment Flows, will become a Senior Strategic Advisor to the CEO, providing support for senior client engagement, key partnerships and emerging strategic areas.
•Tim Murphy, Vice Chair will retire from Mastercard in October, as planned.

“Mastercard has built strong momentum by staying close to customers and anticipating where their needs are headed. That drives our innovation and how we deliver meaningful solutions for their customers,” said Michael Miebach, chief executive officer of Mastercard. “These leadership updates build on our strategy by aligning our team to that opportunity — strengthening execution, advancing a more connected customer experience and positioning the company for our continued growth.”

About Mastercard Incorporated (NYSE: MA), www.mastercard.com
Mastercard powers economies and empowers people in 200+ countries and territories worldwide. Together with our customers, we’re building a resilient economy where everyone can prosper. We support a wide range of digital payments choices, making transactions secure, simple, smart and accessible. Our technology and innovation, partnerships and networks combine to deliver a unique set of products and services that help people, businesses and governments realize their greatest potential.

Contacts:
Investor Relations: Devin Corr, investor.relations@mastercard.com, 914-249-4565
Communications: Seth Eisen, seth.eisen@mastercard.com, 914-249-3153